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Exhibit 23.1

The Board of Directors
Southwest Water Company:

We consent to incorporation by reference in the registration statements on Form S-3 and S-8 (Nos. 33-21154, 333-77881, 333-35252, 333-63196, 333-69662 and
333-70194, 33-28918, 33-28919, 33-73174, 333-18513 and 333-38935) of Southwest
Water Company of our report dated March 19, 2003 relating to the consolidated balance sheets of Southwest Water Company and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows and related schedules for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Southwest Water Company.

Our report refers to a change in accounting for goodwill and other intangible assets in 2002 and adoption of SFAS No. 123 "Accounting for Stock-Based Compensation" in 2002 which resulted in the restatement of the Company's consolidated financial statements for 2001 and 2000 in accordance with the retroactive restatement method under SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure", an amendment of SFAS No. 123.

/s/ KPMG LLP

Los Angeles, California
March 27, 2003